EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION NAMES NEW PRESIDENT

FOR DATA SYSTEMS SUBSIDIARY

REDWOOD CITY, California, March 7, 2008 – Ampex Corporation (Nasdaq:AMPX) today announced that Lawrence Chiarella has been named President of Ampex Data Systems Corporation, a wholly-owned subsidiary of Ampex Corporation. He replaces Robert L. Atchison, who will retire after 32 years of service with the Company. Mr. Atchison will continue to consult with the Company for a limited time.

Gordon Strickland, Ampex’s Chairman and CEO, said “Bob Atchison has led Ampex Data Systems for many years, and we wish him well in his retirement. Ampex is embarking on strategic growth plans for Ampex Data Systems, and we are confident that Larry Chiarella is the right person to lead Ampex Data Systems. I look forward to working with him.”

Mr. Chiarella was most recently Sr. Vice President and General Manager of Fujifilm Recording Media Manufacturing, USA, Inc., with which he was associated from 1997 to 2007. From 1982 to 1996, he held senior management positions with Philips Technologies, including Vice President and General Manager of its International Division and Vice President, General Manager and President of Airpax Singapore.

Mr. Chiarella is a graduate of the University of Connecticut where he earned a Bachelor of Science Degree in Electrical Engineering. He will be relocating with his wife to the Redwood City area in the near future.

Ampex Data Systems Corporation www.ampexdata.com, headquartered in Redwood City, California, is one of the world’s leading innovators in the field of electronic imaging and data gathering systems.

This release may contain information about future expectations, plans and prospects for the Company and Ampex Data Systems Corporation that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, the risk that the Company may not be successful in implementing its strategic plans for Ampex Data Systems due to industry or market conditions, the Company’s financial condition or other circumstances, as well as the other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents periodically filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this release, and the Company disclaims any obligation to update such statements.